Exhibit 3.1

Amended and Restated

Articles of Incorporation

of

Versant Media Group, Inc.

FIRST:  The name of the Corporation is Versant Media Group, Inc. (the "Corporation").

SECOND:  The name of the commercial registered office provider and the county of venue of the Corporation's current registered office in this Commonwealth are:

CT Corporation System

Dauphin County, Pennsylvania

THIRD:  The Corporation is incorporated under the provisions of the Business Corporation Law of 1988.  The purpose or purposes for which the Corporation is organized are: To have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Business Corporation Law.

FOURTH:  The term of its existence is perpetual.

FIFTH: A. The aggregate number of shares which the Corporation shall have authority to issue is SEVEN BILLION FIVE HUNDRED MILLION (7,500,000,000) shares of Class A Common Stock, par value $0.01 per share, SEVENTY-FIVE MILLION (75,000,000) shares of Class B Common Stock, par value $0.01 per share, and TWENTY MILLION (20,000,000) shares of Preferred Stock, which the Board of Directors may issue, in one or more series, without par value, with full, limited, multiple, fractional, or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights as shall be fixed by the Board of Directors.

B.  The descriptions, preferences, qualifications, limitations, restrictions and the voting, special, or relative rights in respect of the shares of each class of Common Stock are as follows:

1. (a) Subject to paragraph (B)(1)(c) of this Article FIFTH, each share of Class A Common Stock shall entitle the holder thereof to the number of votes equal to a quotient the numerator of which is the excess of (i) the Total Number of Votes (as defined below) over (ii) the sum of (A) the Total Number of B Votes (as defined below) and (B) the Total Number of Other Votes (as defined below) and the denominator of which is the number of outstanding shares of Class A Common Stock (provided that if at any time there are no outstanding shares of Class B Common Stock, each share of Class A Common Stock shall entitle the holder thereof to one (1) vote) and each share of Class B Common Stock shall entitle the holder thereof to fifteen (15) votes.  "Total Number of Votes" on any record date is equal to a quotient the numerator of which is the Total Number of B Votes on such record date and the denominator of which is the B Voting Percentage (as defined below) on such record date.  "Total Number of B Votes" on any record date is equal to the product of (i) 15 and (ii) the number of outstanding shares of Class B Common Stock on such record date.  "Total Number of Other Votes" on any record date means the aggregate number of votes to which holders of all classes of capital stock of the Corporation other than holders of Class A Common Stock and Class B Common Stock are entitled to cast on such record date in an election of Directors.  "B Voting Percentage" on any record date means the portion (expressed as a percentage) of the total number of votes entitled to be cast in an election of Directors by the holders of capital stock of the Corporation to which all holders of Class B Common Stock are entitled to cast on such record date in an election of Directors, as specified and determined pursuant to paragraph (B)(1)(c) of this Article FIFTH.

(b)  Except as provided in Article SEVENTH or required by applicable law, only the holders of Class A Common Stock, the holders of Class B Common Stock and the holders of any other class or series of Common Stock, Preferred Stock or other class of capital stock of the Corporation (if any) with voting rights shall be entitled to vote and shall vote as a single class on all matters with respect to which a vote of the shareholders of the Corporation is required or permitted under applicable law, these Amended and Restated Articles of Incorporation, or the Bylaws of the Corporation.  Whenever applicable law, these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation provide for a vote of the shareholders of the Corporation on any matter, approval of such matter shall require the affirmative vote of a majority of the votes cast by the holders entitled to vote thereon unless otherwise expressly provided under applicable law, these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation.

(c)  Notwithstanding any other provision of these Amended and Restated Articles of Incorporation, including paragraph (B)(1)(a) of this Article FIFTH, but subject to Article SEVENTH, with respect to any matter on which the holders of Class B Common Stock and the holders of one or more classes or series of Common Stock, Preferred Stock or any other class of capital stock of the Corporation (if any) vote as a single class, each share of Class B Common Stock shall entitle the holder thereof to the number of votes necessary so that, if all holders of Class B Common Stock and all holders of each such other class or series of Common Stock, Preferred Stock and other class of capital stock of the Corporation (if any) were to cast all votes they are entitled to cast on such matter, the holders of the Class B Common Stock in the aggregate would cast thirty-three and one-third (33 1/3) percent of the total votes cast by all such holders, subject to reduction as set forth in the following sentence.  If at any time after January 2, 2026 for any reason whatsoever the number of shares of Class B Common Stock outstanding at such time is reduced below the number of shares of Class B Common Stock outstanding on January 2, 2026 (appropriately adjusted for any stock dividend paid in Class B Common Stock, stock splits or reverse stock splits of the Class B Common Stock or combinations, consolidations or reclassifications of the Class B Common Stock), the percentage specified in the preceding sentence shall be reduced to a percentage equal to the product of (i) thirty-three and one-third (33 1/3) and (ii) the fraction obtained by dividing the number of shares of Class B Common Stock outstanding at such time by the number of shares of Class B Common Stock outstanding on January 2, 2026 (appropriately adjusted for any stock dividend paid in Class B Common Stock, stock splits or reverse stock splits of the Class B Common Stock or combinations, consolidations or reclassifications of the Class B Common Stock).  No reduction in the percentage of the voting power of the Class B Common Stock pursuant to the preceding sentence shall be reversed by any issuance of Class B Common Stock that occurs after such reduction.

2.  The holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to receive, from time to time, when and as declared, in the discretion of the Board of Directors, such cash dividends as the Board of Directors may from time to time determine, out of such funds as are legally available therefor, in proportion to the number of shares held by them, respectively, without regard to class.

3.  The holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to receive, from time to time, when and as declared by the Board of Directors, such dividends of stock of the Corporation or other property as the Board of Directors may determine, out of such funds as are legally available therefor.  Stock dividends on, or stock splits of, any class of Common Stock shall not be paid or issued unless paid or issued on all classes of Common Stock, in which case they shall be paid or issued only in shares of that class; provided, however, that stock dividends on, or stock splits of, Class B Common Stock may be paid or issued in shares of Class A Common Stock.  Any decrease in the number of shares of Class A Common Stock or Class B Common Stock resulting from a combination or consolidation of shares or other capital reclassification shall not be permitted unless parallel action is taken with respect to the other class of Common Stock, so that the number of shares of each class of Common Stock outstanding shall be decreased proportionately.  Notwithstanding anything to the contrary contained herein, in the event of a distribution of property, plan of merger or consolidation, plan of asset transfer, plan of division, plan of exchange, or recapitalization pursuant to which the holders of Class A Common Stock and the holders of Class B Common Stock would be entitled to receive equity interests of one or more corporations (including, without limitation, the Corporation) or other entities, or rights to acquire such equity interests, then the Board of Directors may, by resolution duly adopted, provide that the holders of Class A Common Stock and the holders of Class B Common Stock, respectively and as separate classes, shall receive with respect to their Class A Common Stock or Class B Common Stock (whether by distribution, exchange, redemption or otherwise), in proportion to the number of shares held by them, equity interests (or rights to acquire such equity interests) of separate classes or series having substantially equivalent relative designations, preferences, qualifications, privileges, limitations, restrictions and rights as the relative designations, preferences, qualifications, privileges, limitations, restrictions and rights of the Class A Common Stock and Class B Common Stock.  Except as provided above, if there should be any distribution of property, merger, consolidation, purchase or acquisition of property or stock, asset transfer, division, interest exchange under 15 Pa.C.S. Subch. 3D, recapitalization or reorganization of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall receive the shares of stock, other securities or rights or other assets as would be issuable or payable upon such distribution, merger, consolidation, purchase or acquisition of such property or stock, asset transfer, division, interest exchange, recapitalization or reorganization in proportion to the number of shares held by them, respectively, without regard to class.

4.  Each share of Class B Common Stock shall be convertible at the option of the holder thereof into one share of Class A Common Stock.  Each share of Class B Common Stock shall be cancelled after it has been converted as provided herein.

5.  Subject to Article SEVENTH and except as otherwise permitted by applicable law, each and any provision of these Amended and Restated Articles of Incorporation may from time to time, when and as desired, be amended by a resolution of the Board of Directors and the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon, as determined in accordance with the provisions of this Article FIFTH.  There shall be no class voting on any such amendments or on any other matter except as shall be required by Article SEVENTH or by applicable law, in which case there shall be required the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of each class entitled to vote by Article SEVENTH or by applicable law, voting as a separate class.

6.  If there should be any merger, consolidation, purchase or acquisition of property or stock, separation, reorganization, division or interest exchange under 15 Pa.C.S. Subch. 3D, the Board of Directors shall take such action as may be necessary to enable the holders of the Class B Common Stock to receive upon any subsequent conversion of their stock into Class A Common Stock, in whole or in part, in lieu of any shares of Class A Common Stock of the Corporation, the shares of stock, securities, or other assets as would be issuable or payable upon such merger, consolidation, purchase, or acquisition of property or stock, separation, reorganization, division or interest exchange in respect of or in exchange for such share or shares of Class A Common Stock.

7.  In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of Class A Common Stock and the holders of Class B

Common Stock shall be entitled to receive the assets and funds of the Corporation in proportion to the number of shares held by them, respectively, without regard to class.

8.  At all times the Board of Directors shall take such action to adjust the conversion privileges of the Class B Common Stock and the number of shares of Class B Common Stock to be outstanding after any particular transaction to prevent the dilution of the conversion rights of the holders of Class B Common Stock.

9.  Except as expressly set forth in these Amended and Restated Articles of Incorporation (including, without limitation, this Article FIFTH and Article SEVENTH), the rights of the holders of Class A Common Stock and the rights of the holders of Class B Common Stock shall be in all respects identical.

10.  Neither the holders of the Class A Common Stock nor the holders of the Class B Common Stock nor the holders of any other class or series of Common Stock, Preferred Stock or other class of capital stock of the Corporation shall have cumulative voting rights.

SIXTH: Governance

A.  Definitions

1. "Board of Directors" means the Board of Directors of the Corporation.

2. "CEO" means the Chief Executive Officer of the Corporation.

3. "Chairman" means the Chairman of the Board of Directors.

4. "Director" means a director of the Corporation.

5.   "Independent Person" means an independent person with respect to the Corporation (determined in accordance with the rules of the principal stock exchange or interdealer quotation system on which the class of Corporation's common stock with the greatest aggregate market capitalization (as determined in good faith by the Board of Directors) is traded).

B.  Board of Directors.  At all times, the Board of Directors shall include a majority of Independent Persons.  Following the occurrence of a vacancy on the Board of Directors that results in the absence of a majority of Independent Persons on the Board of Directors, and notwithstanding the occurrence of such vacancy, the Board of Directors shall take all actions necessary to fill such vacancy with an Independent Person nominated by the governance and directors nominating committee of the Board of Directors and approved by the Board of Directors.  In addition to the foregoing, for a ninety (90) day period following the occurrence of a vacancy in the Board of Directors that results in less than a majority of Independent Persons serving on the Board of Directors, the Directors then in office shall have and may exercise all of the powers of the Board of Directors to the extent provided under these Amended and Restated Articles of Incorporation, the Bylaws of the Corporation and applicable law.

C.  Chairman, Chief Executive Officer and President

1.  Chairman.

(a)  The Chairman shall be Mr. Brian L. Roberts if he is willing and available to serve.

(b)  The Chairman shall preside at all meetings of the shareholders of the Corporation and of the Board of Directors.  In the absence of the Chairman, if the Chairman and the CEO are not the same person, the CEO shall chair such meetings.

(c)  The Chairman shall have the authority to call special meetings of the Board of Directors, in the manner provided by the Bylaws of the Corporation.

2.  Chief Executive Officer and President.

(a)  The CEO shall be Mr. Brian L. Roberts if he is willing and available to serve.  For so long as Mr. Brian L. Roberts shall be the CEO, he shall also be the President of the Corporation.

(b)  The powers, rights, functions and responsibilities of the CEO shall include, without limitation, the following, subject to the control and direction of the Board of Directors:

(i)  the supervision, coordination and management of the Corporation's business, operations, activities, operating expenses and capital allocation;

(ii)  matters relating to officers (other than the Chairman) and employees, including, without limitation, hiring, terminating, changing positions and allocating responsibilities of such officers and employees; provided that, if the Chairman and the CEO are not the same person, the CEO shall consult with the Chairman in connection with the foregoing as it relates to the senior executives of the Corporation;

(iii)  all of the powers, rights, functions and responsibilities typically exercised by a chief executive officer and president of a corporation; and

(iv)  the authority to call special meetings of the Board of Directors, in the manner provided by the Bylaws of the Corporation.

D.  Termination.  If Mr. Brian L. Roberts is the Chairman and/or the CEO of the Corporation, and then ceases to serve as such, the provisions of this Article SIXTH (other than paragraphs (A) and (B)) shall terminate automatically without any further action of the Board of Directors or the shareholders of the Corporation.

SEVENTH:  In addition to any other approval required by law or by these Amended and Restated Articles of Incorporation, and notwithstanding any provision of Article FIFTH, the approval of the holders of Class B Common Stock, voting separately as a class, shall be necessary to approve (i) any merger or consolidation of the Corporation with another entity or any other transaction, in each case that requires the approval of the shareholders of the Corporation pursuant to the law of the Commonwealth of Pennsylvania or other applicable law, or any other transaction that would result in any person or group (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) owning shares representing in excess of 10 percent of the combined voting power of the resulting or surviving corporation, or any issuance of securities (other than pursuant to director or officer stock option or purchase plans) requiring shareholder approval under the applicable rules and regulations of any stock exchange or quotation system, (ii) any issuance of shares of Class B Common Stock or any securities exercisable or exchangeable for or convertible into shares of Class B Common Stock or (iii) any amendment to these Amended and Restated Articles of Incorporation (including, without limitation, any amendment to elect to have any of Subchapters E, F, G, H, I and J or Section 2538 of Subchapter D, in

each case of Chapter 25 of the Business Corporation Law of 1988, be applicable to the Corporation or any amendment to this Article SEVENTH) or the Bylaws of the Corporation or any other action (including, without limitation, the adoption, amendment or redemption of a shareholder rights plan) that would, in any such case, limit the rights of the holders of Class B Common Stock or any subsequent transferee of Class B Common Stock to transfer, vote or otherwise exercise rights with respect to capital stock of the Corporation.  In addition to any other approval required by law or by these Amended and Restated Articles of Incorporation, and notwithstanding any provision of Article FIFTH, the approval of the holders of any class or series of shares of the Corporation shall be necessary to approve any amendment to these Amended and Restated Articles of Incorporation which would make any change in the preferences, limitations or rights of the shares of such class or series adverse to such class or series.

EIGHTH:  Special meetings of shareholders may be called only by the Board of Directors and may not be called by shareholders of the Corporation.

NINTH:  The shareholders of the Corporation shall not be permitted to act by written consent in lieu of a meeting; provided that notwithstanding the foregoing, the holders of a majority of the Class B Common Stock shall be permitted to act by written consent in lieu of a meeting in the exercise of their approval rights under Article SEVENTH.

TENTH:  The Board of Directors shall have the power to amend the Bylaws to the extent provided therein, subject only to applicable law.  Any amendment to the Bylaws approved by the shareholders of the Corporation shall not be deemed to have been adopted by the Corporation unless it has been previously approved by the Board of Directors.

ELEVENTH:  No person who is or was a Director shall be personally liable, as such, for monetary damages (other than under criminal statutes and under federal, state and local laws imposing liability on directors for the payment of taxes) unless the person's conduct constitutes self-dealing, willful misconduct or recklessness.  No amendment or repeal of this Article ELEVENTH shall apply to or have any effect on the liability or alleged liability of any person who is or was a Director for or with respect to any acts or omissions of the Director occurring prior to the effective date of such amendment or repeal.  If the Business Corporation Law of 1988 is amended to permit a Pennsylvania corporation to provide greater protection from personal liability for its directors than the express terms of this Article ELEVENTH, this Article ELEVENTH shall be construed to provide for such greater protection.

TWELFTH:  No person who is or was an officer of the Corporation shall be personally liable, as such, for monetary damages (other than under criminal statutes and under federal, state and local laws imposing liability on officers for the payment of taxes) unless the person's conduct constitutes self-dealing, willful misconduct or recklessness.  No amendment or repeal of this Article TWELFTH shall apply to or have any effect on the liability or alleged liability of any person who is or was an officer of the Corporation for or with respect to any acts or omissions of the officer occurring prior to the effective date of such amendment or repeal.  If the Business Corporation Law of 1988 is amended to permit a Pennsylvania corporation to provide greater protection from personal liability for its officers than the express terms of this Article TWELFTH, this Article TWELFTH shall be construed to provide for such greater protection.

THIRTEENTH:  Any or all classes and series of shares of the Corporation, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation.  Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates.  The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

FOURTEENTH:  Subchapters E, F, G, H, I and J and Section 2538 of Subchapter D, in each case of Chapter 25 of the Business Corporation Law of 1988, shall not be applicable to the Corporation.

FIFTEENTH:  Henceforth, these Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all prior amendments thereto and restatements thereof.